Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Offering Circular constituting a part of this Offering Statement of our report dated April 12, 2024, relating to the consolidated financial statements of Better Choice Company Inc. (the “Company”), which is contained in that Offering Circular. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Offering Circular.

/s/ BDO USA, P.C.

Tampa, Florida
August 29, 2024